TIME WARNER TELECOM [Logo]


CONTACTS:
Investor Relations:                             Media Relations:
Carole Curtin                                   Bob Meldrum
Time Warner Telecom                             Time Warner Telecom
carole.curtin@twtelecom.com                     bob.meldrum@twtelecom.com
303-542-4441                                    303-566-1354

                  TIME WARNER TELECOM REPORTS 81% REVENUE
                             INCREASE FOR 2000

             o Seventh-consecutive quarter increasing positive
                 recurring EBITDA, 248% increase over 1999
        o Substantially ahead of two-year geographic expansion plan


     LITTLETON, Colo., February 7, 2001 -- Time Warner Telecom Inc. (NASDAQ:
TWTC), a leader in providing local and regional optical broadband networks and services to business customers, today announced its fourth quarter and full year 2000 financial results. For the quarter ended December 31, 2000, the Company reported revenue of $134.3 million, EBITDA of $32.1 million, and EPS of $(0.03). For the year ended December 31, 2000, the Company reported revenue of $487.3 million, EBITDA of $131.6 million and EPS of $0.01.

     Revenue increased 47% for the quarter ended December 31, 2000, as compared to the same period in 1999. For the year ended December 31, 2000, revenue increased 81% to $487.3 million from $268.8 million for the comparable period in 1999. The excellent growth resulted from Time Warner Telecom's ability to capitalize on the strong demand for bandwidth and other services in its local and regional markets. The Company recognized favorable non-recurring reciprocal compensation settlements that totaled $27.3 million during the first two quarters of 2000, and $7.6 million in the fourth quarter of 1999. Without the non-recurring reciprocal compensation, revenue increased 60% and 76% for the quarter and year ended December 31, 2000, respectively.

     EBITDA for the fourth quarter increased $9.1 million, or 40%, to $32.1 million from $23.0 million in the same period of 1999. For the year ended December 31, 2000, EBITDA increased $93.8 million, or 248%, to $131.6 million from $37.8 million for the comparable period in 1999. Without the non-recurring reciprocal compensation, EBITDA increased 109% and 245% for the quarter and year ended December 31, 2000, respectively. The strong EBITDA growth is attributable to continued focus on selling high margin products and services. EBITDA is defined as operating income (loss) before depreciation and amortization expense and excluding charges for interest expense and provision for income taxes. This is Time Warner Telecom's seventh consecutive quarter reporting positive EBITDA.

     Net loss for the fourth quarter of 2000 was $(3.4) million as compared to a net loss of $(2.3) million for the same period last year. For the year ended December 31, 2000, net income was $1.2 million as compared to a net loss of $(89.3) million for the same period last year. Excluding the non-recurring items mentioned above, the net loss was $(15.1) million for the year ended December 31, 2000, as compared to $(93.8) million for the year ended 1999.

                             FINANCIAL HIGHLIGHTS
                           Unaudited (in thousands)

                                    Three Months Ended December 31,
                                  2000                       1999
                        As Reported  Pro-Forma (1)  As Reported  Pro-Forma (1)
Revenue                 $134,267       $134,267       $91,468      $83,868
Operating Income (Loss)    5,557          5,557         4,449       (3,151)
Net Income (Loss)         (3,366)        (3,366)       (2,329)      (6,874)
EBITDA                    32,059         32,059        22,962       15,362

                                   Twelve Months Ended December 31,
                                  2000                       1999
                        As Reported  Pro-Forma (1)  As Reported  Pro-Forma (1)
Revenue                $ 487,334      $ 460,034     $ 268,753    $ 261,153
Operating Income (Loss)   36,322          9,022       (30,988)     (38,588)
Net Income (Loss)          1,216        (15,109)      (89,265)     (93,810)
EBITDA                   131,617        104,317        37,797       30,197

(1) Excluding favorable non-recurring reciprocal compensation settlements that totaled $27.3 million in the first two quarters of 2000, and $7.6 million in the fourth quarter of 1999. Third and fourth quarters of 2000 did not include any such non-recurring settlements.

     "Time Warner Telecom had an extremely successful year with continued strong financial results," said Larissa Herda, Time Warner Telecom President and CEO. "We expanded our service offerings and networks to new and existing customers. In addition, we started several major initiatives that were successfully completed shortly after year-end, including our acquisition of substantially all of the assets of GST Telecommunications, Inc. and completion of a major refinancing. I am very pleased with our operational, strategic, and financial accomplishments this year, particularly during an unsteady economic period. In 2001, we will continue to focus on growing our diverse customer base and recurring revenue stream."

GST ASSET ACQUISITION

     During the third quarter, the Company announced the execution of a definitive purchase agreement to acquire substantially all of the assets of GST Telecommunications, Inc. The acquisition closed shortly after year-end, on January 10, 2001. "This acquisition significantly expands our geographic presence into 15 new markets in the western United States," said Ms. Herda. "By the end of 2001, we expect to offer fiber- based telecom solutions for business customers in 44 U.S. markets, including 15 Tier 1 MSA's." Completion of this acquisition and the launch of five additional U.S. markets in 2001, substantially exceeds the geographic expansion plan set out one year ago.

     "Time Warner Telecom has an established track record of building and operating next generation optical networks and delivering our broadband services to businesses," said David Rayner, Time Warner Telecom Senior Vice President and CFO. "We look forward to applying this experience to our expansion markets. We completed our financing, providing us a stronger balance sheet and improved flexibility to execute our fully funded business plan." Since the beginning of 2001, Time Warner Telecom completed a public offering of nearly 7.5 million shares of its Class A Common Stock and a private placement of $400 million of 10-1/8% Senior Notes, with total net proceeds of $922 million. The Company used $700 million of the net proceeds to fully repay a bridge loan put in place for the GST asset acquisition.

OPERATING ACHIEVEMENTS

     During the quarter, the Company's DS-0 equivalents increased 106% over the same period last year and 16% sequentially. Time Warner Telecom reports voice grade equivalents and access lines as combined DS-0 (DS-"zero") equivalents.

                           SELECTED OPERATING DATA

              As of - 12/31/00     9/30/00     6/30/00     3/31/00     12/31/99

Operating Networks          24          22          22          21           21
Route Miles              9,799       9,457       9,271       8,960        8,872
Fiber Miles            366,990     363,644     344,377     336,843      332,263
DS-0 Equivalents*    1,375,000   9,806,000   7,982,000   6,397,000    5,523,000
Buildings
        On-fiber net     2,575       2,496       2,404       2,289        2,231
        Type II          5,222       4,732       4,304       3,679        3,335
Data Centers                26          24          23          21           19
ATM Switches                28          26          26          20           20
Employees                1,834       1,697       1,539       1,378        1,259
* - Each DS-0 equivalent provides 64 kilobits per second of bandwidth.

Time Warner Telecom had gross Property, Plant, and Equipment of $1.2 billion as of December 31, 2000. In 2000, the Company made $327 million of capital expenditures. Our 24 operating networks increased to 39 with the closing of the GST asset acquisition in January.

PROFORMA RESULTS (EXCLUDING NON-RECURRING RECIPROCAL COMPENSATION):

     Dedicated services revenue, which represents 60% of total revenue, increased to $80.2 million for the quarter ended December 31, 2000, a 71% increase compared to the same period last year. For the year ended December 31, 2000, dedicated services revenue was $263.9 million, a 73% increase over the comparable 1999 period.

     Switched services revenue for the fourth quarter of 2000, which represents 40% of total revenue, grew by 46% to $54.1 million versus $37.1 million for the same period last year. For the year ended December 31, 2000, switched services revenue was $196.1 million, an 80% increase over the comparable 1999 period.

     Included in switched revenue is recurring reciprocal compensation, which represented 5% of total revenue for the fourth quarter and 6% for the full year 2000. Included in total revenue is Internet and data services revenue of $11.5 million for the fourth quarter of 2000, and $32.1 million for 2000.

     EBITDA as a percent of revenue, increased to 24% for the fourth quarter of 2000 from 18% in the same period in 1999. For the year ended December 31, 2000, EBITDA was 23% of revenue versus 12% for the same period last year. "As previously disclosed, we expect 2001 EBITDA to continue to grow, but EBITDA margins to decrease in the near-term as we integrate the GST asset acquisition and launch five new markets currently under construction," said Mr. Rayner.

     For the fourth quarter of 2000, Gross Margin, defined as revenue less operating expenses, increased to 60% of revenue, from 58% for the same period last year. For the year ended December 31, 2000, Gross Margin was 60% of revenue, as compared to 55% for the same period last year.

     TIME WARNER TELECOM INC. PLANS TO CONDUCT A WEBCAST CONFERENCE CALL TO DISCUSS ITS EARNINGS RESULTS ON FEBRUARY 8, 2001 AT 8:30 A.M. MST. TO ACCESS THE WEBCAST, VISIT www.twtelecom.com.

ABOUT TIME WARNER TELECOM INC.

     Time Warner Telecom Inc., headquartered in Littleton, CO., builds local and regional optical networks and delivers "last-mile" broadband data, dedicated Internet access and voice services for businesses. The company now serves customers in 39 U.S. metro-politan areas. Time Warner Telecom plans to begin offering service in Denver, Chicago, Atlanta, Minneapolis and Columbia, S.C. in 2001. Please visit www.twtelecom.com for more information.

Certain statements contained herein contain forward-looking statements concerning Time Warner Telecom's operations, economic performance and financial condition, which reflect management's views with respect to future events and financial performance. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These and other risks are summarized in the company's recent S-1 and other filings with the SEC. All data presented herein should be read in conjunction with such filings. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

             CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
                                 (unaudited)
                   (in thousands, except per share amounts)

                                          Three Months          Twelve Months
                                        Ended December 31     Ended December 31

                                        2000       1999       2000       1999
Revenue:
  Dedicated transport services        $80,154    $46,741   $263,913   $152,468
  Switched services                    54,113     44,727    223,421    116,285
  Total revenue                      $134,267    $91,468   $487,334   $268,753

Costs and expenses:
  Operating                            54,149     35,618    184,995    117,567
  Selling, general and administrative  48,059     32,888    170,722    113,389
  Depreciation and amortization        26,502     18,513     95,295     68,785
Total costs and expenses             $128,710    $87,019   $451,012   $299,741

Operating income (loss)                 5,557      4,449     36,322    (30,988)

Interest expense, net                  (8,768)    (6,364)   (30,409)   (28,675)
Equity in income (loss) of
    unconsolidated affiliate              -          (83)       -          202
Net income (loss) before income taxes $(3,211)   $(1,998)    $5,913   $(59,461)

Income tax expense                        155        331      4,697     29,804

Net income (loss)                     $(3,366)   $(2,329)    $1,216   $(89,265)

Basic and diluted earnings (loss)
    per share                          $(0.03)    $(0.02)     $0.01     $(0.93)

Earnings (loss) per share before income taxes:
  Basic                                $(0.03)    $(0.02)     $0.06     $(0.62)
  Diluted                              $(0.03)    $(0.02)     $0.05     $(0.62)
Weighted average shares outstanding:
  Basic                               105,777    104,625    105,391     95,898
  Diluted                             105,777    104,625    108,452     95,898

EBITDA                                $32,059    $22,962   $131,617    $37,797

                         SELECTED BALANCE SHEET DATA
                                 (Unaudited)
                                (in thousands)

                                        December 31, 2000      December 31, 1999

Cash and marketable debt securities            254,235            $ 264,571
Accounts receivable, net                        83,027               52,652
Property, plant and equipment (gross)        1,195,744              868,770
Total assets                                 1,353,336            1,043,012
Long-term debt and capital lease obligations   585,107              403,627
Total stockholders' equity                   $ 471,767            $ 422,916